Exhibit 10.13

PROFESSIONAL SERVICES CONTRACT

Contract #0000000000000000000056593

This Contract (“Contract”), entered into by and between Indiana Family and Social Services Administration, Division of Mental Health and Addiction (the “State”) and SYRA HEALTH CORP (the “Contractor”), is executed pursuant to the terms and conditions set forth herein. In consideration of those mutual undertakings and covenants, the parties agree as follows:

1.	Duties of Contractor.

The Contractor shall coordinate the work of the State Epidemiological Outcomes Workgroup (SEOW) and support data-driven decision-making regarding prevention efforts across State agencies and bodies, including but not limited to, the Division of Mental Health and Addiction (DMHA). A detailed list of duties is set forth in Exhibit 1 and Exhibit 2, attached hereto and incorporated herein.

2.	Consideration.

The Contractor will be paid at the rates described on Exhibit 1, which is attached hereto and incorporated herein, for performing the duties set forth above. Total remuneration under this Contract shall not exceed $ 610,000.00.

3.	Term.

This Contract shall be effective for a period of two years. It shall commence on July 1, 2021, and shall remain in effect through June 30, 2023.

4.	Access to Records.

The Contractor and its subcontractors, if any, shall maintain all books, documents, papers, accounting records, and other evidence pertaining to all costs incurred under this Contract. They shall make such materials available at their respective offices at all reasonable times during this Contract, and for three (3) years from the date of final payment under this Contract, for inspection by the State or its authorized designees. Copies shall be furnished at no cost to the State if requested.

5.	Assignment; Successors.

A.	The Contractor binds its successors and assignees to all the terms and conditions of this Contract. The Contractor may assign its right to receive payments to such third parties as the Contractor may desire without the prior written consent of the State, provided that the Contractor gives written notice (including evidence of such assignment) to the State thirty (30) days in advance of any payment so assigned. The assignment shall cover all unpaid amounts under this Contract and shall not be made to more than one party.

B.	The Contractor shall not assign or subcontract the whole or any part of this Contract without the State’s prior written consent. Additionally, the Contractor shall provide prompt written notice to the State of any change in the Contractor’s legal name or legal status so that the changes may be documented and payments to the successor entity may be made.

6.	Assignment of Antitrust Claims.

As part of the consideration for the award of this Contract, the Contractor assigns to the State all right, title and interest in and to any claims the Contractor now has, or may acquire, under state or federal antitrust laws relating to the products or services which are the subject of this Contract.

7.	Audits.

The Contractor acknowledges that it may be required to submit to an audit of funds paid through this Contract. Any such audit shall be conducted in accordance with IC § 5-11-1, et seq., and audit guidelines specified by the State.

The State considers the Contractor to be a “Contractor” under 2 C.F.R. 200.330 for purposes of this Contract. However, if it is determined that the Contractor is a “subrecipient” and if required by applicable provisions of 2 C.F.R. 200 (Uniform Administrative Requirements, Cost Principles, and Audit Requirements), Contractor shall arrange for a financial and compliance audit, which complies with 2 C.F.R. 200.500 et seq.

8.	Authority to Bind Contractor.

The signatory for the Contractor represents that he/she has been duly authorized to execute this Contract on behalf of the Contractor and has obtained all necessary or applicable approvals to make this Contract fully binding upon the Contractor when his/her signature is affixed, and accepted by the State.

9.	Changes in Work.

The Contractor shall not commence any additional work or change the scope of the work until authorized in writing by the State. The Contractor shall make no claim for additional compensation in the absence of a prior written approval and amendment executed by all signatories hereto. This Contract may only be amended, supplemented or modified by a written document executed in the same manner as this Contract.

10.	Compliance with Laws.

A.	The Contractor shall comply with all applicable federal, state, and local laws, rules, regulations, and ordinances, and all provisions required thereby to be included herein are hereby incorporated by reference. The enactment or modification of any applicable state or federal statute or the promulgation of rules or regulations thereunder after execution of this Contract shall be reviewed by the State and the Contractor to determine whether the provisions of this Contract require formal modification.

B.	The Contractor and its agents shall abide by all ethical requirements that apply to persons who have a business relationship with the State as set forth in IC § 4-2-6, et seq., IC § 4-2-7, et seq. and the regulations promulgated thereunder. If the Contractor has knowledge, or would have acquired knowledge with reasonable inquiry, that a state officer, employee, or special state appointee, as those terms are defined in IC § 4-2-6-1, has a financial interest in the Contract, the Contractor shall ensure compliance with the disclosure requirements in IC § 4-2-6-10.5 prior to the execution of this Contract. If the Contractor is not familiar with these ethical requirements, the Contractor should refer any questions to the Indiana State Ethics Commission, or visit the Inspector General’s website at http://www.in.gov/ig/. If the Contractor or its agents violate any applicable ethical standards, the State may, in its sole discretion, terminate this Contract immediately upon notice to the Contractor. In addition, the Contractor may be subject to penalties under IC §§ 4-2-6, 4-2-7, 35-44.1-1-4, and under any other applicable laws.

C.	The Contractor certifies by entering into this Contract that neither it nor its principal(s) is presently in arrears in payment of taxes, permit fees or other statutory, regulatory or judicially required payments to the State of Indiana. The Contractor agrees that any payments currently due to the State of Indiana may be withheld from payments due to the Contractor. Additionally, further work or payments may be withheld, delayed, or denied and/or this Contract suspended until the Contractor is current in its payments and has submitted proof of such payment to the State.

D.	The Contractor warrants that it has no current, pending or outstanding criminal, civil, or enforcement actions initiated by the State, and agrees that it will immediately notify the State of any such actions. During the term of such actions, the Contractor agrees that the State may delay, withhold, or deny work under any supplement, amendment, change order or other contractual device issued pursuant to this Contract.

E.	If a valid dispute exists as to the Contractor’s liability or guilt in any action initiated by the State or its agencies, and the State decides to delay, withhold, or deny work to the Contractor, the Contractor may request that it be allowed to continue, or receive work, without delay. The Contractor must submit, in writing, a request for review to the Indiana Department of Administration (IDOA) following the procedures for disputes outlined herein. A determination by IDOA shall be binding on the parties. Any payments that the State may delay, withhold, deny, or apply under this section shall not be subject to penalty or interest, except as permitted by IC § 5-17-5.

F.	The Contractor warrants that the Contractor and its subcontractors, if any, shall obtain and maintain all required permits, licenses, registrations, and approvals, and shall comply with all health, safety, and environmental statutes, rules, or regulations in the performance of work activities for the State. Failure to do so may be deemed a material breach of this Contract and grounds for immediate termination and denial of further work with the State.

G.	The Contractor affirms that, if it is an entity described in IC Title 23, it is properly registered and owes no outstanding reports to the Indiana Secretary of State.

H.	As required by IC § 5-22-3-7:

(1)	The Contractor and any principals of the Contractor certify that:

(A)	the Contractor, except for de minimis and nonsystematic violations, has not violated the terms of:

(i)	IC §24-4.7 [Telephone Solicitation Of Consumers];

(ii)	IC §24-5-12 [Telephone Solicitations]; or

(iii)	IC §24-5-14 [Regulation of Automatic Dialing Machines];

in the previous three hundred sixty-five (365) days, even if IC § 24-4.7 is preempted by federal law; and

(B)	the Contractor will not violate the terms of IC § 24-4.7 for the duration of the Contract, even if IC §24-4.7 is preempted by federal law.

(2)	The Contractor and any principals of the Contractor certify that an affiliate or principal of the Contractor and any agent acting on behalf of the Contractor or on behalf of an affiliate or principal of the Contractor, except for de minimis and nonsystematic violations,

(A)	has not violated the terms of IC § 24-4.7 in the previous three hundred sixty-five (365) days, even if IC §24-4.7 is preempted by federal law; and

(B)	(will not violate the terms of IC § 24-4.7 for the duration of the Contract, even if IC §24-4.7 is preempted by federal law.

11.	Condition of Payment.

All services provided by the Contractor under this Contract must be performed to the State’s reasonable satisfaction, as determined at the discretion of the undersigned State representative and in accordance with all applicable federal, state, local laws, ordinances, rules and regulations. The State shall not be required to pay for work found to be unsatisfactory, inconsistent with this Contract or performed in violation of any federal, state or local statute, ordinance, rule or regulation.

12.	Confidentiality, Security and Privacy of Personal Information.

Terms used, but otherwise not defined in this Contract shall have the same meaning as those found in 45 CFR Parts 160, 162, and 164.

A.	“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (sections 1171 through 1179 of the Social Security Act), including any subsequent amendments to such Act.

B.	“HIPAA Rules” mean the rules adopted by and promulgated by the US Department of Health and Human Services (“HHS”) under HIPAA and other relevant federal laws currently in force or subsequently made, such as the Health Information Technology for Economic and Clinical Heath Act (“HITECH”), as enumerated under 45 CFR Parts 160, 162, and 164, including without limitation any and all additional or modified regulations thereof. Subsets of the HIPAA Rules include:

(1)	“HIPAA Enforcement Rule” as defined in 45 CFR Part 160;

(2)	“HIPAA Security Rule” as defined in 45 CFR Part 164, Subparts A and C;

(3)	“HIPAA Breach Rule” as defined in 45 CFR Part 164, Subparts A and D; and

(4)	“HIPAA Privacy Rule” as defined in 45 CFR Part 164, Subparts A and E.

C.	If Contractor is deemed a Business Associate to the State, Contractor is hereby authorized by the State to create, receive, maintain, and/or transmit Protected Health Information (“PHI”) and other Personally Identifiable Information (meaning personal information as collectively defined in IC 4-1-6-1 and IC 4-1-11-3, “PII”) on the State’s behalf pursuant to and consistent with the Services performed by Contractor under this Contract.

D.	Contractor agrees that as a Business Associate to the State it is obligated to comply with the HIPAA Rules, as such Rules apply to Business Associates, throughout the term of this Contract and thereafter as may be required by federal law and such compliance will be at Contractor’s sole expense. Further:

(1)	Contractor will not use or further disclose PHI or PII except as expressly permitted by this Contract or as required by law. Contractor understands that this prohibition expressly applies to any information provided by the Social Security Administration, directly or through the State. It is further provided that nothing in this Contract shall be construed to permit Contractor use or disclose PHI in a manner that would violate the provisions of the HIPAA Privacy Rule as such Rule applies to the State with regard to the Services performed by Contractor under this Contract or otherwise cause the State to be non- compliant with the HIPAA Privacy Rule.

(2)	Contractor understands it must fully comply with the HIPAA Security Rule and will employ appropriate and compliant safeguards to reasonably prevent the use or disclosure of PHI and PII other than as permitted by this Contract or required by the HIPAA Privacy Rule. Such safeguards will be designed, implemented, operated, and managed by Contractor at Contractor’s sole expense and following the Contractor’s best professional judgment regarding such safeguards. Upon the State’s reasonable request, Contractor will review such safeguards with the State. Contractor will implement the following HIPAA requirements for any forms of PHI or PII that the Contractor receives, maintains, or transmits on behalf of the State:

(A)	Administrative safeguards under 45 CFR 164.308;

(B)	Physical safeguards under 45 CFR 164.310;

(C)	Technical safeguards under 45 CFR 164.312; and

(D)	Policies and procedures and documentation requirements under 45 CFR 164.316.

(3)	Contractor understands that it is subject to the HIPAA Enforcement Rule under which Contractor may be subject to criminal and civil penalties for violations of and non- compliance with the HIPAA Rules.

E.	Improper Disclosure, Security Incident, and Breach Notification.

(1)	Contractor understands that it is subject to the HIPAA Breach Rule.

(2)	For the purposes of this Contract, the term Breach has the same meaning as defined in the HIPAA Breach Rule. The term “Security Incident” shall mean an action or event that has resulted in the improper use or disclosure of PHI or PII in Contractor’s safekeeping (in violation of this Contract and/or in violation of the HIPAA Privacy Rule), the reasonable possibility or suspected possibility that an improper use or disclosure of PHI or PII may have occurred, or circumstances in which PHI or PII has been exposed to an opportunity for improper use or disclosure.

(3)	If a Security Incident occurs or if Contractor suspects that a Security Incident may have occurred with respect to PHI and/or PII in Contractor’s safekeeping:

(A)	Contractor shall notify the State of the Security Incident within one (1) business day of when Contractor discovered the Security Incident; such notification shall be made to the FSSA Privacy & Security Office in a manner reasonably prescribed by the FSSA Privacy & Security Officer and shall include as much detail as the Contractor reasonably may be able to acquire within the one (1) business day.

(B)	For the purposes of such Security Incidents, “discovered” and “discovery” shall mean the first day on which such Security Incident is known to the Contractor or, by exercising reasonable diligence, would have been known to the Contractor. Regardless of whether the Contractor failed to exercise reasonable diligence, improperly delaying the notification of discovery beyond the one day requirement, the Contractor will notify the FSSA Privacy & Security Office within one day of gaining actual knowledge of a breach.

(C)	In collaboration with the FSSA Privacy & Security Office, Contractor shall undertake all commercially reasonable efforts necessary to thoroughly investigate the Security Incident and to provide all results of such investigation to the FSSA Privacy & Security Office, including but not limited to Contractor personnel involved, source and cause of the Security Incident, specific information disclosed, disclosure victims (those whose PHI/PII was disclosed), disclosure recipients, supporting materials, actions taken to mitigate or stop the Security Incident, and similar details.

(D)	Contractor’s investigation must be undertaken expeditiously and completed to the extent that a determination of whether a Breach has occurred can be reasonably made, including the identification of the victims or likely victims, within a reasonable timeframe as mutually agreed upon with the FSSA Privacy & Security Office, from the date of discovery of the Security Incident. Contractor shall provide details of its investigation to the FSSA Privacy & Security Office on an ongoing basis until the investigation is complete.

(E)	Contractor and the FSSA Privacy & Security Office will collaborate on the results of Contractor’s investigation; the determination as to whether a Breach has occurred rests solely with the FSSA Privacy & Security Office.

(F)	If it is determined by the FSSA Privacy & Security Office that a Breach has occurred:

(i)	Contractor agrees that it shall be responsible for, including all costs with respect to, fulfilling the State’s and/or Contractor’s obligations for notice to all of the known and suspected victims of the Breach. Such notice shall comply with the HIPAA Breach Rule notification requirements and/or applicable notification requirements under State law.

(ii)	Contractor further agrees that such notification will be made under its name, unless otherwise specified by the FSSA Privacy & Security Office. Contractor will coordinate its Breach notification efforts with the FSSA Privacy & Security Office; the FSSA Privacy & Security Office will approve Contractor’s Breach notification procedures and plans, including the format and content of the notice(s) prior to such notification being made.

(iii)	Contractor accepts full responsibility for the Breach and any resulting losses or damages incurred by the State or any victim of the Breach.

(iv)	Contractor will undertake all commercially reasonable efforts necessary to mitigate any deleterious effects of the Breach for the known and suspected victims of the Breach.

(v)	The State, through the FSSA Privacy & Security Office, will make the appropriate notifications to HHS and/or the applicable State agencies with respect to the Breach, unless the Contractor is directed to do so by the FSSA Privacy & Security Office.

(G)	Contractor will undertake commercially reasonable corrective actions to eliminate or minimize to the greatest degree possible the opportunity for an identified Security Incident to reoccur and provide the FSSA Privacy & Security Office with its plans, status updates, and written certification of completion regarding such corrective actions.

F.	Subcontractors. Contractor agrees that in accordance with the HIPAA Privacy Rule any subcontractors engaged by Contractor (in compliance with this Contract) that will create, receive, maintain, or transmit State PHI/PII on Contractor’s behalf will contractually agree to the same restrictions, conditions, and requirements that apply to Contractor with respect to such PHI/PII.

G.	Access by Individuals to their PHI. Contractor acknowledges that in accordance with the HIPAA Privacy Rule individuals for whom Contractor has direct possession of their PHI on the State’s behalf have the right to inspect and amend their PHI, and have the right for an accounting of uses and disclosures of such PHI, except as otherwise provided therein. Contractor shall provide such right of inspection, amendment, and accounting of disclosures to such individuals upon reasonable request by the State (or by such individuals if the State directly refers such individuals to Contractor). In situations in which Contractor does not have direct possession of such PHI, then the State shall be responsible for such inspection, amendment, and accounting of disclosures rights by individuals.

H.	Access to Records. Contractor shall make available to HHS and/or the State, Contractor’s internal practices, books, and records relating to the use and disclosure of PHI and PII provided to Contractor by the State or created, received, maintained, or transmitted by Contractor on the State’s behalf. Contractor shall promptly inform the State by giving notice to the FSSA Privacy & Security Office of any request by HHS (or its designee) for such internal practices, books, and/or records and shall provide the State with copies of any materials or other information made available to HHS.

I.	Return of Protected Health Information. Upon request by the State or upon termination of this Contract, Contractor will, at the State’s sole option, either return or destroy all copies of any PHI or PII provided to Contractor by the State, including PHI or PII created, received, maintained, or transmitted by Contractor on the State’s behalf and Contractor shall warrant in writing that it has returned or destroyed such PHI and/or PII. Further, upon termination of this agreement Contractor will not retain any copies of any such PHI and PII and shall warrant same in writing.

J.	At the sole discretion of the State, the State may terminate this Contract for Contractor’s material breach of this Section 12.

K.	Contractor agrees to participate in a disaster recovery plan, as appropriate to the Contractor’s Services, as determined by the State to be necessary to uphold integral business functions in the event of an unforeseen disaster.

L.	Drug and Alcohol Records. In the performance of the Services under this Contract, Contractor may have access to confidential information regarding alcohol and drug abuse patient records. Contractor agrees that such information is confidential and protected information and promises and assures that any such information, regardless of form, disclosed to Contractor for the purposes of this Contract will not be disclosed or discussed with others without the prior written consent of the State. The Contractor and the State will comply with the applicable requirements of 42 CFR Part 2 and any other applicable federal or state law or regulatory requirement concerning such information. The Contractor will report any unauthorized disclosures of such information in compliance with Section 12.F.

M.	Confidentiality of State Information. The Contractor understands and agrees that data, materials, and information disclosed to the Contractor may contain confidential and protected information. The Contractor covenants that data, material and information gathered, based upon or disclosed to the Contractor for the purpose of this Contract, will not be disclosed to or discussed with third parties without the prior written consent of the State.

The parties acknowledge that the services to be performed by Contractor for the State under this contract may require or allow access to data, materials, and information containing Social Security numbers maintained by the State in its computer system or other records. In addition to the covenant made above in this section and pursuant to 10 IAC 5-3-1(4), the Contractor and the State agree to comply with the provisions of IC 4-1-10 and IC 4-1-11. If any Social Security number(s) is/are disclosed by Contractor, Contractor agrees to pay the cost of the notice of disclosure of a breach of the security of the system in addition to any other claims and expenses for which it is liable under the terms of this contract. The Contractor shall report any unauthorized disclosures of Social Security numbers to the FSSA Privacy & Security Office within one (1) business day of the date of discovery.

N.	Contractor will indemnify and hold the State harmless from any loss, damage, costs, expense, judgment, sanction or liability, including, but not limited to, attorneys’ fees and costs, that the State incurs or is subject to, as a result of a breach of this Section by the Contractor or any subcontractor, agent or person under Contractor’s control. In the event a claim is made against the State for any such claim, cause of action, liability, damage, cost or expense, State may, at its sole option: (i) tender the defense to Contractor, who shall provide qualified and competent counsel to represent the State interest at Contractor’s expense; or (ii) undertake its own defense, utilizing such professionals as it deems reasonably necessary, holding Contractor responsible for all reasonable costs thereof. In any event, State shall have the sole right to control and approve any settlement or other compromise of any claim brought against it that is covered by this Section.

O.	Contractor shall adhere to all relevant FSSA Application Security policies located at http://in.gov/fssa/4979.htm for any related activities provided to FSSA under this contract. Contractor is responsible for validating that any subcontractors they engage will also comply with these policies. Any exceptions to these policies require written approval from the FSSA Privacy & Security Office.

13.	Continuity of Services.

A.	The Contractor recognizes that the service(s) to be performed under this Contract are vital to the State and must be continued without interruption and that, upon Contract expiration, a successor, either the State or another contractor, may continue them. The Contractor agrees to:

(1)	Furnish phase-in training; and

(2)	Exercise its best efforts and cooperation to effect an orderly and efficient transition to a successor.

B.	The Contractor shall, upon the State’s written notice:

(1)	Furnish phase-in, phase-out services for up to sixty (60) days after this Contract expires; and

(2)	Negotiate in good faith a plan with a successor to determine the nature and extent of

(3)	phase-in, phase-out services required. The plan shall specify a training program and a date for transferring responsibilities for each division of work described in the plan, and shall be subject to the State’s approval. The Contractor shall provide sufficient experienced personnel during the phase-in, phase-out period to ensure that the services called for by this Contract are maintained at the required level of proficiency.

C.	The Contractor shall allow as many personnel as practicable to remain on the job to help the successor maintain the continuity and consistency of the services required by this Contract. The Contractor also shall disclose necessary personnel records and allow the successor to conduct on-site interviews with these employees. If selected employees are agreeable to the change, the Contractor shall release them at a mutually agreeable date and negotiate transfer of their earned fringe benefits to the successor.

D.	The Contractor shall be reimbursed for all reasonable phase-in, phase-out costs (i.e., costs incurred within the agreed period after contract expiration that result from phase-in, phase-out operations).

14.	Debarment and Suspension.

A.	The Contractor certifies by entering into this Contract that neither it nor its principals nor any of its subcontractors are presently debarred, suspended, proposed for debarment, declared ineligible or voluntarily excluded from entering into this Contract by any federal agency or by any department, agency or political subdivision of the State of Indiana. The term “principal” for purposes of this Contract means an officer, director, owner, partner, key employee or other person with primary management or supervisory responsibilities, or a person who has a critical influence on or substantive control over the operations of the Contractor.

B.	The Contractor certifies that it has verified the state and federal suspension and debarment status for all subcontractors receiving funds under this Contract and shall be solely responsible for any recoupment, penalties or costs that might arise from use of a suspended or debarred subcontractor. The Contractor shall immediately notify the State if any subcontractor becomes debarred or suspended, and shall, at the State’s request, take all steps required by the State to terminate its contractual relationship with the subcontractor for work to be performed under this Contract.

15.	Default by State.

If the State, sixty (60) days after receipt of written notice, fails to correct or cure any material breach of this Contract, the Contractor may cancel and terminate this Contract and institute measures to collect monies due up to and including the date of termination.

16.	Disputes.

A.	Should any disputes arise with respect to this Contract, the Contractor and the State agree to act immediately to resolve such disputes. Time is of the essence in the resolution of disputes.

B.	The Contractor agrees that, the existence of a dispute notwithstanding, it will continue without delay to carry out all of its responsibilities under this Contract that are not affected by the dispute. Should the Contractor fail to continue to perform its responsibilities regarding all non- disputed work, without delay, any additional costs incurred by the State or the Contractor as a result of such failure to proceed shall be borne by the Contractor, and the Contractor shall make no claim against the State for such costs.

C.	If the parties are unable to resolve a contract dispute between them after good faith attempts to do so, a dissatisfied party shall submit the dispute to the Commissioner of the Indiana Department of Administration for resolution. The dissatisfied party shall give written notice to the Commissioner and the other party. The notice shall include: (1) a description of the disputed issues, (2) the efforts made to resolve the dispute, and (3) a proposed resolution. The Commissioner shall promptly issue a Notice setting out documents and materials to be submitted to the Commissioner in order to resolve the dispute; the Notice may also afford the parties the opportunity to make presentations and enter into further negotiations. Within thirty (30) business days of the conclusion of the final presentations, the Commissioner shall issue a written decision and furnish it to both parties. The Commissioner’s decision shall be the final and conclusive administrative decision unless either party serves on the Commissioner and the other party, within ten (10) business days after receipt of the Commissioner’s decision, a written request for reconsideration and modification of the written decision. If the Commissioner does not modify the written decision within thirty (30) business days, either party may take such other action helpful to resolving the dispute, including submitting the dispute to an Indiana court of competent jurisdiction. If the parties accept the Commissioner’s decision, it may be memorialized as a written Amendment to this Contract if appropriate.

D.	The State may withhold payments on disputed items pending resolution of the dispute. The unintentional nonpayment by the State to the Contractor of one or more invoices not in dispute in accordance with the terms of this Contract will not be cause for the Contractor to terminate this Contract, and the Contractor may bring suit to collect these amounts without following the disputes procedure contained herein.

E.	With the written approval of the Commissioner of the Indiana Department of Administration, the parties may agree to forego the process described in subdivision C. relating to submission of the dispute to the Commissioner.

F.	This paragraph shall not be construed to abrogate provisions of IC § 4-6-2-11 in situations where dispute resolution efforts lead to a compromise of claims in favor of the State as described in that statute. In particular, releases or settlement agreements involving releases of legal claims or potential legal claims of the state should be processed consistent with IC § 4-6-2-11, which requires approval of the Governor and Attorney General.

17.	Drug-Free Workplace Certification.

As required by Executive Order No. 90-5 dated April 12, 1990, issued by the Governor of Indiana, the Contractor hereby covenants and agrees to make a good faith effort to provide and maintain a drug-free workplace. The Contractor will give written notice to the State within ten (10) day s after receiving actual notice that the Contractor, or an employee of the Contractor in the State of Indiana, has been convicted of a criminal drug violation occurring in the workplace. False certification or violation of this certification may result in sanctions including, but not limited to, suspension of contract payments, termination of this Contract and/or debarment of contracting opportunities with the State for up to three (3) years.

In addition to the provisions of the above paragraph, if the total amount set forth in this Contract is in excess of $25,000.00, the Contractor certifies and agrees that it will provide a drug-free workplace by:

A.	Publishing and providing to all of its employees a statement notifying them that the unlawful manufacture, distribution, dispensing, possession or use of a controlled substance is prohibited in the Contractor’s workplace, and specifying the actions that will be taken against employees for violations of such prohibition;

B.	Establishing a drug-free awareness program to inform its employees of: (1) the dangers of drug abuse in the workplace; (2) the Contractor’s policy of maintaining a drug-free workplace; (3) any available drug counseling, rehabilitation and employee assistance programs; and (4) the penalties that may be imposed upon an employee for drug abuse violations occurring in the workplace;

C.	Notifying all employees in the statement required by subparagraph (A) above that as a condition of continued employment, the employee will: (1) abide by the terms of the statement; and (2) notify the Contractor of any criminal drug statute conviction for a violation occurring in the workplace no later than five (5) days after such conviction;

D.	Notifying the State in writing within ten (10) days after receiving notice from an employee under subdivision (C)(2) above, or otherwise receiving actual notice of such conviction;

E.	Within thirty (30) days after receiving notice under subdivision (C)(2) above of a conviction, imposing the following sanctions or remedial measures on any employee who is convicted of drug abuse violations occurring in the workplace: (1) taking appropriate personnel action against the employee, up to and including termination; or (2) requiring such employee to satisfactorily participate in a drug abuse assistance or rehabilitation program approved for such purposes by a federal, state or local health, law enforcement, or other appropriate agency; and

F.	Making a good faith effort to maintain a drug-free workplace through the implementation of subparagraphs (A) through (E) above.

18.	Employment Eligibility Verification.

As required by IC § 22-5-1.7, the Contractor swears or affirms under the penalties of perjury that the Contractor does not knowingly employ an unauthorized alien. The Contractor further agrees that:

A.	The Contractor shall enroll in and verify the work eligibility status of all his/her/its newly hired employees through the E-Verify program as defined in IC § 22-5-1.7-3. The Contractor is not required to participate should the E-Verify program cease to exist. Additionally, the Contractor is not required to participate if the Contractor is self-employed and does not employ any employees.

B.	The Contractor shall not knowingly employ or contract with an unauthorized alien. The Contractor shall not retain an employee or contract with a person that the Contractor subsequently learns is an unauthorized alien.

C.	The Contractor shall require his/her/its subcontractors, who perform work under this Contract, to certify to the Contractor that the subcontractor does not knowingly employ or contract with an unauthorized alien and that the subcontractor has enrolled and is participating in the E - Verify program. The Contractor agrees to maintain this certification throughout the duration of the term of a contract with a subcontractor.

The State may terminate for default if the Contractor fails to cure a breach of this provision no later than thirty (30) days after being notified by the State.

19.	Employment Option.

If the State determines that it would be in the State’s best interest to hire an employee of the Contractor, the Contractor will release the selected employee from any non-competition agreements that may be in effect. This release will be at no cost to the State or the employee.

20.	Force Majeure.

In the event that either party is unable to perform any of its obligations under this Contract or to enjoy any of its benefits because of natural disaster or decrees of governmental bodies not the fault of the affected party (hereinafter referred to as a “Force Majeure Event”), the party who has been so affected shall immediately or as soon as is reasonably possible under the circumstances give notice to the other party and shall do everything possible to resume performance. Upon receipt of such notice, all obligations under this Contract shall be immediately suspended. If the period of nonperformance exceeds thirty (30) days from the receipt of notice of the Force Majeure Event, the party whose ability to perform has not been so affected may, by giving written notice, terminate this Contract.

21.	Funding Cancellation.

As required by Financial Management Circular 2007-1 and IC § 5-22-17-5, when the Director of the State Budget Agency makes a written determination that funds are not appropriated or otherwise available to support continuation of performance of this Contract, this Contract shall be canceled. A determination by the Director of State Budget Agency that funds are not appropriated or otherwise available to support continuation of performance shall be final and conclusive.

22.	Governing Law .

This Contract shall be governed, construed, and enforced in accordance with the laws of the State of Indiana, without regard to its conflict of laws rules. Suit, if any, must be brought in the State of Indiana.

23.	HIPAA Compliance.

This information has been incorporated into Clause 12.

24.	Indemnification.

The Contractor agrees to indemnify, defend, and hold harmless the State, its agents, officials, and employees from all third party claims and suits including court costs, attorney’s fees, and other expenses caused by any act or omission of the Contractor and/or its subcontractors, if any, in the performance of this Contract. The State will not provide indemnification to the Contractor.

25.	Independent Contractor; Workers’ Compensation Insurance.

The Contractor is performing as an independent entity under this Contract. No part of this Contract shall be construed to represent the creation of an employment, agency, partnership or joint venture agreement between the parties. Neither party will assume liability for any injury (including death) to any persons, or damage to any property, arising out of the acts or omissions of the agents, employees or subcontractors of the other party. The Contractor shall provide all necessary unemployment and workers’ compensation insurance for the Contractor’s employees, and shall provide the State with a Certificate of Insurance evidencing such coverage prior to starting work under this Contract.

26.	Indiana Veteran Owned Small Business Enterprise Compliance

Award of this Contract was based, in part, on the Indiana Veteran Owned Small Business Enterprise (“IVOSB”) participation plan, as detailed in the IVOSB Subcontractor Commitment Form, commonly referred to as “Attachment A-1” in the procurement documentation and incorporated by reference herein. Therefore, any changes to this information during the Contract term must be approved by IDOA’s Division of Supplier Diversity and may require an amendment. It is the State’s expectation that the Contractor will meet the subcontractor commitments during the Contract term. The following certified IVOSB subcontractor(s) will be participating in this Contract:

IVB	PHONE	COMPANY NAME	SCOPE OF PRODUCTS and/or SERVICES	UTILIZATION DATE	PERCENT
Veteran	317-927-7004	Bingle Research Group, Inc.	Building Brands Through Research	07/01/2021 –06/30/2023	6.82

A copy of each subcontractor agreement must be submitted to the Division of Supplier Diversity within thirty (30) days of the effective date of this Contract. The subcontractor agreements may be uploaded into Pay Audit (Indiana’s subcontractor payment auditing system), emailed to IndianaVeteransPreference@idoa. IN.gov, or mailed to IDOA, 402 W. Washington Street, Room W-462, Indianapolis, IN 46204. Failure to provide a copy of any subcontractor agreement may be deemed a violation of the rules governing IVOSB procurement and may result in sanctions allowable under 25 IAC 9-5-2. Requests for changes must be submitted to IndianaVeteransPreference@idoa. IN.gov for review and approval before changing the participation plan submitted in connection with this Contract.

The Contractor shall report payments made to certified IVOSB subcontractors under this Contract on a monthly basis using Pay Audit. The Contractor shall notify subcontractors that they must confirm payments received from the Contractor in Pay Audit. The Pay Audit system can be accessed on the IDOA webpage at: www.in.gov/idoa/mwbe/payaudit.htm. The Contractor may also be required to report IVOSB certified subcontractor payments directly to the Division of Supplier Diversity, as reasonably requested and in the format required by the Division of Supplier Diversity.

The Contractor’s failure to comply with the provisions in this clause may be considered a material breach of the Contract.

27.	Information Technology Enterprise Architecture Requirements.

If this Contract involves information technology-related products or services, the Contractor agrees that all such products or services are compatible with any of the technology standards found at https://www.in.gov/iot/2394.htm that are applicable, including the assistive technology standard. The State may terminate this Contract for default if the terms of this paragraph are breached.

28.	Insurance.

A.	The Contractor and its subcontractors (if any) shall secure and keep in force during the term of this Contract the following insurance coverages (if applicable) covering the Contractor for any and all claims of any nature which may in any manner arise out of or result from Contractor’s performance under this Contract:

(1)	Commercial general liability, including contractual coverage, and products or completed operations coverage (if applicable), with minimum liability limits not less than $700,000 per person and $5,000,000 per occurrence unless additional coverage is required by the State. The State is to be named as an additional insured on a primary, non-contributory basis for any liability arising directly or indirectly under or in connection with this Contract.

(2)	Automobile liability for owned, non-owned and hired autos with minimum liability limits not less than $700,000 per person and $5,000,000 per occurrence. The State is to be named as an additional insured on a primary, non-contributory basis.

(3)	Errors and Omissions liability with minimum liability limits of $1,000,000 per claim and in the aggregate. Coverage for the benefit of the State shall continue for a period of two (2) years after the date of service provided under this Contract.

(4)	Fiduciary liability if the Contractor is responsible for the management and oversight of various employee benefit plans and programs such as pensions, profit-sharing and savings, among others with limits no less than $700,000 per cause of action and

(5)	$5,000,000 in the aggregate.

(6)	Valuable Papers coverage, if applicable, with an Inland Marine Policy Insurance with limits sufficient to pay for the re-creation and reconstruction of such records.

(7)	Surety or Fidelity Bond(s) if required by statute or by the agency.

(8)	Cyber Liability if requested by the State addressing risks associated with electronic transmissions, the internet, networks and informational assets, and having limits of no less than $700,000 per occurrence and $5,000,000 in the aggregate.

The Contractor shall provide proof of such insurance coverage by tendering to the undersigned State representative a certificate of insurance prior to the commencement of this Contract and proof of workers’ compensation coverage meeting all statutory requirements of IC § 22-3-2. In addition, proof of an “all states endorsement” covering claims occurring outside the State is required if any of the services provided under this Contract involve work outside of Indiana. All insurance documents are to be sent electronically to insurancedocuments.fssa@fssa.in.gov.

B.	The Contractor’s insurance coverage must meet the following additional requirements:

(1)	The insurer must have a certificate of authority or other appropriate authorization to operate in the state in which the policy was issued.

(2)	Any deductible or self-insured retention amount or other similar obligation under the insurance policies shall be the sole obligation of the Contractor.

(3)	The State will be defended, indemnified and held harmless to the full extent of any coverage actually secured by the Contractor in excess of the minimum requirements set forth above. The duty to indemnify the State under this Contract shall not be limited by the insurance required in this Contract.

(4)	The insurance required in this Contract, through a policy or endorsement(s), shall include a provision that the policy and endorsements may not be canceled or modified without thirty (30) days’ prior written notice to the undersigned State agency.

(5)	The Contractor waives and agrees to require their insurer to waive their rights of subrogation against the State of Indiana.

C.	Failure to provide insurance as required in this Contract may be deemed a material breach of contract entitling the State to immediately terminate this Contract. The Contractor shall furnish a certificate of insurance and all endorsements to the State before the commencement of this Contract.

29.	Key Person(s).

A.	If both parties have designated that certain individual(s) are essential to the services offered, the parties agree that should such individual(s) leave their employment during the term of this Contract for whatever reason, the State shall have the right to terminate this Contract upon thirty (30) days’ prior written notice.

B.	In the event that the Contractor is an individual, that individual shall be considered a key person and, as such, essential to this Contract. Substitution of another for the Contractor shall not be permitted without express written consent of the State.

Nothing in sections A and B, above shall be construed to prevent the Contractor from using the services of others to perform tasks ancillary to those tasks which directly require the expertise of the key person. Examples of such ancillary tasks include secretarial, clerical, and common labor duties. The Contractor shall, at all times, remain responsible for the performance of all necessary tasks, whether performed by a key person or others.

Key person(s) to this Contract is/are None.

30.	Licensing Standards.

The Contractor, its employees and subcontractors shall comply with all applicable licensing standards, certification standards, accrediting standards and any other laws, rules, or regulations governing services to be provided by the Contractor pursuant to this Contract. The State will not pay the Contractor for any services performed when the Contractor, its employees or subcontractors are not in compliance with such applicable standards, laws, rules, or regulations. If any license, certification or accreditation expires or is revoked, or any disciplinary action is taken against an applicable license, certification, or accreditation, the Contractor shall notify the State immediately and the State, at its option, may immediately terminate this Contract.

31.	Merger & Modification.

This Contract constitutes the entire agreement between the parties. No understandings, agreements, or representations, oral or written, not specified within this Contract will be valid provisions of this Contract. This Contract may not be modified, supplemented, or amended, except by written agreement signed by all necessary parties.

32.	Minority and Women’s Business Enterprises Compliance .

Award of this Contract was based, in part, on the Minority and/or Women’s Business Enterprise (“MBE” and/or “WBE”) participation plan as detailed in the Minority and Women’s Business Enterprises Subcontractor Commitment Form, commonly referred to as “Attachment A” in the procurement documentation and incorporated by reference herein. Therefore, any changes to this information during the Contract term must be approved by the Division of Supplier Diversity and may require an amendment. It is the State’s expectation that the Contractor will meet the subcontractor commitments during the Contract term.

The following Division of Supplier Diversity certified MBE and/or WBE subcontractors will be participating in this Contract:

MBE/WBE	PHONE	COMPANY NAME	SCOPE OF PRODUCTS and/or SERVICES	UTILIZATION DATE	PERCENT
Minority	317-567-3905	IT Transformers	Provide reliable, technology-enabled solutions quickly, cost-effectively, and successfully	07/01/2021 –06/30/2023	8.69
Woman	317-313-7948	Certified Fraud & Forensic Investigations	Protect the financial interests of their customers	07/01/2021 –06/30/2023	10.66

A copy of each subcontractor agreement must be submitted to the Division of Supplier Diversity within thirty (30) days of the effective date of this Contract. The subcontractor agreements may be uploaded into Pay Audit (Indiana’s subcontractor payment auditing system), emailed to MWBECompliance@idoa.IN.gov, or mailed to the Division of Supplier Diversity, 402 W. Washington Street, Room W-462, Indianapolis IN 46204. Failure to provide a copy of any subcontractor agreement may be deemed a violation of the rules governing MBE/WBE procurement and may result in sanctions allowable under 25 IAC 5-7-8. Requests for changes must be submitted to MWBECompliance@idoa.IN.gov for review and approval before changing the participation plan submitted in connection with this Contract.

The Contractor shall report payments made to Division of Supplier Diversity certified subcontractors under this Contract on a monthly basis using Pay Audit. The Contractor shall notify subcontractors that they must confirm payments received from the Contractor in Pay Audit. The Pay Audit system can be accessed on the IDOA webpage at:

www.in.gov/idoa/mwbe/payaudit.htm. The Contractor may also be required to report Division of Supplier Diversity certified subcontractor payments directly to the Division, as reasonably requested and in the format required by the Division of Supplier Diversity.

The Contractor’s failure to comply with the provisions in this clause may be considered a material breach of the Contract.

33.	Nondiscrimination.

Pursuant to the Indiana Civil Rights Law, specifically IC § 22-9-1-10, and in keeping with the purposes of the federal Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the Americans with Disabilities Act, the Contractor covenants that it shall not discriminate against any employee or applicant for employment relating to this Contract with respect to the hire, tenure, terms, conditions or privileges of employment or any matter directly or indirectly related to employment, because of the employee’s or applicant’s race, color, national origin, religion, sex, age, disability, ancestry, status as a veteran, or any other characteristic protected by federal, state, or local law (“Protected Characteristics”). The Contractor certifies compliance with applicable federal laws, regulations, and executive orders prohibiting discrimination based on the Protected Characteristics in the provision of services. Breach of this paragraph may be regarded as a material breach of this Contract, but nothing in this paragraph shall be construed to imply or establish an employment relationship between the State and any applicant or employee of the Contractor or any subcontractor.

The State is a recipient of federal funds, and therefore, where applicable, the Contractor and any subcontractors shall comply with requisite affirmative action requirements, including reporting, pursuant to 41 CFR Chapter 60, as amended, and Section 202 of Executive Order 11246 as amended by Executive Order 13672.

34.	Notice to Parties.

Whenever any notice, statement or other communication is required under this Contract, it will be sent by E-mail or first class U.S. mail service to the following addresses, unless otherwise specifically advised.

A.	Notices to the State shall be sent to: Jay Chaudhary, Director Division of Mental Health and Addiction 402 W Washington St IGCS Room W353 Indianapolis, IN 46204 E-mail: jay.chaudhary@fssa.in.gov

B.	Notices to the Contractor shall be sent to: Deepika Vuppalanchi, CEO Syra Health Corp 1119 Keystone Way, Ste 101 Carmel, IN 46032 E-mail: deepikav@syrahealth.com

As required by IC § 4-13-2-14.8, payments to the Contractor shall be made via electronic funds transfer in accordance with instructions filed by the Contractor with the Indiana Auditor of State.

35.	Order of Precedence; Incorporation by Reference .

Any inconsistency or ambiguity in this Contract shall be resolved by giving precedence in the following order: (1) this Contract, (2) attachments prepared by the State, (3) RFP #21-66776, (4) Contractor’s response to RFP #21-66776, and (5) attachments prepared by the Contractor. All attachments, and all documents referred to in this paragraph, are hereby incorporated fully by reference.

36.	Ownership of Documents and Materials.

A.	All documents, records, programs, applications, data, algorithms, film, tape, articles, memoranda, and other materials (the “Materials”) not developed or licensed by the Contractor prior to execution of this Contract, but specifically developed under this Contract shall be considered “work for hire” and the Contractor hereby transfers and assigns any ownership claims to the State so that all Materials will be the property of the State. If ownership interest in the Materials cannot be assigned to the State, the Contractor grants the State a non-exclusive, non-cancelable, perpetual, worldwide royalty-free license to use the Materials and to use, modify, copy and create derivative works of the Materials.

B.	Use of the Materials, other than related to contract performance by the Contractor, without the prior written consent of the State, is prohibited. During the performance of this Contract, the Contractor shall be responsible for any loss of or damage to the Materials developed for or supplied by the State and used to develop or assist in the services provided while the Materials are in the possession of the Contractor. Any loss or damage thereto shall be restored at the Contractor’s expense. The Contractor shall provide the State full, immediate, and unrestricted access to the Materials and to Contractor’s work product during the term of this Contract.

37.	Payments.

A.	All payments shall be made 35 days in arrears in conformance with State fiscal policies and procedures and, as required by IC §4-13-2-14.8, the direct deposit by electronic funds transfer to the financial institution designated by the Contractor in writing unless a specific waiver has been obtained from the Indiana Auditor of State. No payments will be made in advance of receipt of the goods or services that are the subject of this Contract except as permitted by IC §4-13-2-20.

B.	Claims shall be submitted for reimbursement in accordance with the specified Component Descriptions and Unit Descriptions defined on the State-generated FSSA Contract Claim Reimbursement Form. Costs are incurred on the date goods, services, and/or deliverables are satisfactorily provided in full and/or after a reimbursable expense has been paid. Reimbursement shall be based on actual goods, services and/or deliverables provided and/or actual reimbursable expenses previously paid. Claims shall be submitted to the State within sixty (60) calendar days following the end of the month in which goods, services or deliverable were provided and/or expenses were paid. The State has the discretion, and reserves the right, to not pay any claims submitted later than sixty (60) calendar days after a specific Contract Claim Reimbursement Form Item Description expiration date or termination of this agreement. Payment for claims submitted after that time may, at the discretion of the State, be denied.

C.	At the time that the final claim is submitted, all reconciliation issues must be resolved including the return of any incorrectly reimbursed monies or credits received for expenses previously reimbursed. Incorrectly reimbursed funds or credits received for expenses reimbursed will be returned immediately upon discovery as a direct payment, not credit, to the “State of Indiana.” Each return of funds will be accompanied with a completed FSSA Contract Claim Reimbursement Form identifying specific Components to be credited (negative) and each associated month reported on the original reimbursement request. Payments and FSSA Contract Claim Reimbursement Forms will be submitted to FSSA Administrative Services using the address provided on the reimbursement form.

D.	Claims must be submitted with accompanying supportive documentation, as designated by the State. Incomplete claims submitted or claims submitted without supportive documentation will be returned to the Contractor and/or Grantee and not processed for payment. Failure to successfully perform or execute the policies and/or provisions made in this contract may result in the denial and/or partial payment of claims submitted for reimbursement.

E.	If the Contractor is being paid in advance for the maintenance of equipment, software or a service as a subscription, then pursuant to IC § 4-13-2-20(b)(14), the Contractor agrees that if it fails to fully provide or perform under this Contract, upon receipt of written notice from the State, it shall promptly refund the consideration paid, pro-rated through the date of non- performance.

38.	Penalties/Interest/Attorney’s Fees.

The State will in good faith perform its required obligations hereunder and does not agree to pay any penalties, liquidated damages, interest or attorney’s fees, except as permitted by Indiana law, in part, IC § 5-17-5, IC § 34-54-8, IC § 34-13-1 and IC § 34-52-2.

Notwithstanding the provisions contained in IC § 5-17-5, any liability resulting from the State’s failure to make prompt payment shall be based solely on the amount of funding originating from the State and shall not be based on funding from federal or other sources.

39.	Progress Reports.

The Contractor shall submit progress reports to the State upon request. The report shall be oral, unless the State, upon receipt of the oral report, should deem it necessary to have it in written form. The progress reports shall serve the purpose of assuring the State that work is progressing in line with the schedule, and that completion can be reasonably assured on the scheduled date.

40.	Public Record.

The Contractor acknowledges that the State will not treat this Contract as containing confidential information, and will post this Contract on the transparency portal as required by Executive Order 05-07 and IC § 5-14-3.5-2. Use by the public of the information contained in this Contract shall not be considered an act of the State.

41.	Renewal Option.

This Contract may be renewed under the same terms and conditions, subject to the approval of the Commissioner of the Department of Administration and the State Budget Director in compliance with IC § 5-22-17-4. The term of the renewed contract may not be longer than the term of the original Contract.

42.	Severability.

The invalidity of any section, subsection, clause or provision of this Contract shall not affect the validity of the remaining sections, subsections, clauses or provisions of this Contract.

43.	Substantial Performance .

This Contract shall be deemed to be substantially performed only when fully performed according to its terms and conditions and any written amendments or supplements.

44.	Taxes.

The State is exempt from most state and local taxes and many federal taxes. The State will not be responsible for any taxes levied on the Contractor as a result of this Contract.

45.	Termination for Convenience .

This Contract may be terminated, in whole or in part, by the State, which shall include and is not limited to IDOA and the State Budget Agency whenever, for any reason, the State determines that such termination is in its best interest. Termination of services shall be effected by delivery to the Contractor of a Termination Notice at least thirty (30) days prior to the termination effective date, specifying the extent to which performance of services under such termination becomes effective. The Contractor shall be compensated for services properly rendered prior to the effective date of termination. The State will not be liable for services performed after the effective date of termination. The Contractor shall be compensated for services herein provided but in no case shall total payment made to the Contractor exceed the original contract price or shall any price increase be allowed on individual line items if canceled only in part prior to the original termination date. For the purposes of this paragraph, the parties stipulate and agree that IDOA shall be deemed to be a party to this Contract with authority to terminate the same for convenience when such termination is determined by the Commissioner of IDOA to be in the best interests of the State.

46.	Termination for Default.

A.	With the provision of thirty (30) days’ notice to the Contractor, the State may terminate this Contract in whole or in part if the Contractor fails to:

(1)	Correct or cure any breach of this Contract; the time to correct or cure the breach may be extended beyond thirty (30) days if the State determines progress is being made and the extension is agreed to by the parties;

(2)	Deliver the supplies or perform the services within the time specified in this Contract or any extension;

(3)	Make progress so as to endanger performance of this Contract; or

(4)	Perform any of the other provisions of this Contract.

B.	If the State terminates this Contract in whole or in part, it may acquire, under the terms and in the manner the State considers appropriate, supplies or services similar to those terminated, and the Contractor will be liable to the State for any excess costs for those supplies or services. However, the Contractor shall continue the work not terminated.

C.	The State shall pay the contract price for completed supplies delivered and services accepted. The Contractor and the State shall agree on the amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of the property. Failure to agree will be a dispute under the Disputes clause. The State may withhold from these amounts any sum the State determines to be necessary to protect the State against loss because of outstanding liens or claims of former lien holders.

D.	The rights and remedies of the State in this clause are in addition to any other rights and remedies provided by law or equity or under this Contract.

47.	Travel.

No expenses for travel will be reimbursed unless specifically authorized by this Contract. Permitted expenses will be reimbursed at the rate paid by the State and in accordance with the Budget Agency’s Financial Management Circular — Travel Policies and Procedures in effect at the time the expenditure is made. Out-of-state travel requests must be reviewed by the State for availability of funds and for conformance with Circular guidelines.

48.	Waiver of Rights.

No right conferred on either party under this Contract shall be deemed waived, and no breach of this Contract excused, unless such waiver is in writing and signed by the party claimed to have waived such right. Neither the State’s review, approval or acceptance of, nor payment for, the services required under this Contract shall be construed to operate as a waiver of any rights under this Contract or of any cause of action arising out of the performance of this Contract, and the Contractor shall be and remain liable to the State in accordance with applicable law for all damages to the State caused by the Contractor’s negligent performance of any of the services furnished under this Contract.

49.	Work Standards.

The Contractor shall execute its responsibilities by following and applying at all times the highest professional and technical guidelines and standards. If the State becomes dissatisfied with the work product of or the working relationship with those individuals assigned to work on this Contract, the State may request in writing the replacement of any or all such individuals, and the Contractor shall grant such request.

50.	Prohibition of Needle Exchange Programs.

The Grantee shall not expend any Block Grant Monies received hereunder to conduct a needle exchange program for addicted persons. Should the Surgeon General of the United States determine that a demonstration needle exchange program would be effective in reducing drug abuse and the risk that the public will become infected with the etiologic agent for AIDS specific to 42 U.S.C. § 300x-31(a)(1)F), this prohibition may be eliminated.

51.	Compliance with Charitable Choice Requirements.

The Grantee shall comply with 42 CFR §54 regarding charitable choice regulations applicable to 42 U.S.C.§ 300x-65, 42 CF Part 54 [§54.8(b) and §54.8(c)(4)] and 68 FR 56430-56449.

52.	Marijuana Attestation Statement by SAMHSA.

Grant funds may not be used, directly or indirectly, to purchase, prescribe, or provide marijuana or treatment using marijuana. Treatment in this context includes the treatment of opioid use disorder. Grant funds also cannot be provided to any individual who or organization that provides or permits marijuana use for the purposes of treating substance use or mental disorders. See, e.g., 45 C.F.R. § 75.300(a) (requiring HHS to “ensure that Federal funding is expended . . . in full accordance with U.S. statutory . . . requirements.”); 21 U.S.C. §§ 812(c) (10) and 841 (prohibiting the possession, manufacture, sale, purchase or distribution of marijuana). This prohibition does not apply to those providing such treatment in the context of clinical research permitted by the DEA and under an FDA-approved investigational new drug application where the article being evaluated is marijuana or a constituent thereof that is otherwise a banned controlled substance under federal law.

53.	State Boilerplate Affirmation Clause.

I swear or affirm under the penalties of perjury that I have not altered, modified, changed or deleted the State’s standard contract clauses (as contained in the 2021 OAG/ IDOA Professional Services Contract Manual or the 2021 SCM Template) in any way except as follows:

12. Confidentiality, Security and Privacy of Personal Information. Modified.

23. HIPAA Compliance. Incorporated into Clause 12.

37. Payments. Modified.

50. Prohibition of Needle Exchange Programs. Added.

51. Compliance with Charitable Choice Requirements. Added.

52. Marijuana Attestation Statement by SAMHSA. Added.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.

Non-Collusion and Acceptance

The undersigned attests, subject to the penalties for perjury, that the undersigned is the Contractor, or that the undersigned is the properly authorized representative, agent, member or officer of the Contractor. Further, to the undersigned’s knowledge, neither the undersigned nor any other member, employee, representative, agent or officer of the Contractor, directly or indirectly, has entered into or been offered any sum of money or other consideration for the execution of this Contract other than that which appears upon the face hereof. Furthermore, if the undersigned has knowledge that a state officer, employee, or special state appointee, as those terms are defined in IC § 4-2-6-1, has a financial interest in the Contract, the Contractor attests to compliance with the disclosure requirements in IC § 4-2-6-10.5.

Agreement to Use Electronic Signatures

I agree, and it is my intent, to sign this Contract by accessing State of Indiana Supplier Portal using the secure password assigned to me and by electronically submitting this Contract to the State of Indiana. I understand that my signing and submitting this Contract in this fashion is the legal equivalent of having placed my handwritten signature on the submitted Contract and this affirmation. I understand and agree that by electronically signing and submitting this Contract in this fashion I am affirming to the truth of the information contained therein. I understand that this Contract will not become binding on the State until it has been approved by the Department of Administration, the State Budget Agency, and the Office of the Attorney General, which approvals will be posted on the Active Contracts Database: https://fs.gmis.in.gov/psp/guest/SUPPLIER/ERP/c/SOI_CUSTOM_APPS.SOI_PUBLIC_CNTRCT S.GBL

In Witness Whereof, the Contractor and the State have, through their duly authorized representatives, entered into this Contract. The parties, having read and understood the foregoing terms of this Contract, do by their respective signatures dated below agree to the terms thereof.

SYRA HEALTH CORP			Indiana Family and Social Services Administration, Division of Mental Health

By:		By:
Title:	Chief Executive Officer	Title:	Director
Date:	9/2/2021 | 08:30 PDT	Date:	9/3/2021 | 05:57 PDT

Electronically Approved by: Indiana Office of Technology		Electronically Approved by: Department of Administration

By:	(for)	By:	(for)
	Tracy E. Barnes, Chief Information Officer		Rebecca Holw erda, Commissioner

Electronically Approved by: State Budget Agency		Electronically Approved as to Form and Legality by: Office of the Attorney General
By:	(for)	By:	(for)
	Zachary Q. Jackson, Director		Theodore E. Rokita, Attorney General

Exhibit 1 Scope of Work

Syra Health Corp, (Contractor) shall coordinate the work of the State Epidemiological Outcomes Workgroup (SEOW) and support data-driven decision-making regarding prevention efforts across State agencies and bodies, including but not limited to, the Division of Mental Health and Addiction (DMHA). The SEOW is a critical component to enable States to allocate limited prevention funds; report on NOMs; and to address the Substance Abuse and Mental Health Services Administration (SAMHSA)’s Strategic Prevention Framework (SPF) that was implemented by Center for Substance Abuse Prevention (CSAP). The SPF guides States and Territories in developing comprehensive plans to prevent substance abuse and reduce problems associated with substance abuse and mental illness.

This scope of work will cover the following: State Fiscal Year 2022 (July 1, 2021, through June

30,2022) and State Fiscal Year 2023 (July 1, 2022, through June 30, 2023).

This project is supported entirely through federal funds. This project is funded through the Substance Abuse Prevention and Treatment Block Grant funds, in the amount of $610,000.00 (SFY22 Total: $305,000.00 and SFY23 Total: $305,000.00)

The Contractor shall provide support and management of the SEOW. The overall goal of the SEOW is to use data to inform and enhance state and community decisions regarding substance abuse and mental, emotional, and behavioral disorder prevention, programs, practices, and policies, as well as promote positive behavioral health over the lifespan.

The SEOW will be responsible for the identification, collection, analysis, and reporting of substance use incidence, prevalence, related data, and the National Outcome Measures (NOMs) related to substance abuse and the use/misuse of alcohol, tobacco, and other drugs. The creation of data products will inform prevention priorities, planning, practices, and policies. The

SEOW will assist with building capacity of the prevention workforce to understand and use data in an accurate and effective manner.

The Contractor shall utilize existing or archival data from various academic, federal, and state sources and will be regularly collated and analyzed continuously to document current needs and monitor changes in need. Examples of data sources include, but are not limited to: The Monitoring the Future Survey, The Indiana Youth Survey, The Indiana College Substance Use Survey, The Treatment Episode Data Set, The Drug Abuse Warning Network, The National Survey on Drug Use and Health, as well as data from state partners including, but not limited to, the Indiana Department of Health, Indiana Department of Correction, the Indiana Professional Licensing Agency, and the Indiana Department of Veterans Affairs.

The Contractor shall place special emphasis on supporting data collection and interpretation on Indiana’s Strategic Substance Abuse Prevention and Mental Health Promotion priorities in the areas of alcohol, tobacco, tobacco-related products, other substances, and mental health. Special consideration will be given to priority populations who are at high risk of mental health and substance use disorders and experience health disparities due to barriers in access to care or culturally incompetent provision of care. DMHA has identified the following priority populations: college students, Native Americans, rural populations, underserved high-need geographic areas in Indiana, and underserved racial and ethnic minorities, including LGBTQ+.

The Contractor shall work with a subcontractor to evaluate the DMHA Prevention Regional Model. This will involve a review of the overall system measures which includes, but is not limited to, the Client Consultation Boards and Regional Councils for ten regions.

Duties, Requirements and Deliverable Descriptions

SEOW Monthly Progress Reports

●	The Contractor shall submit a monthly progress report detailing the work and activities completed on behalf of the SEOW. This may include, but is not limited to, planning for meetings and consultations; data review, mining or analysis; development of content for reports; regional prevention system evaluation planning; and/or planning for symposium.

●	The Contractor shall submit the Progress Report no later than 15 days following the last day of the month.

SEOW meetings

●	The Contractor shall hold at least five meetings annually, facilitate discussion, and work with members appointed by the State in interpreting data and reports.

●	The Contractor shall provide biennial recommendations for suggested improvements for the functioning of the SEOW group and for the enhancement of reported data. The Contractor is expected to provide consultation with DMHA on data interpretation and data application.

●	The Contractor shall assist in the preparation of summary documents regarding decisions and recommendations made to the Division of Mental Health and Addiction.

●	The Contractor shall submit the meeting agenda, attendance roster, and summary of meeting notes and recommendations no later than 30 days after the meeting date.

Data Portal / Tableau support

●	The Contractor shall support the DMHA in providing a user-friendly data portal. The Contractor shall provide updated data on an annual basis. The data portal will be hosted by DMHA.

●	The Contractor shall submit the updated data by June 30 of each state fiscal year.

State level consultations

●	The Contractor shall provide two consultations annually as requested by DMHA to aid in strategic planning efforts. The State may request up to 2 more consultations free of charge, if necessary.

●	The Contractor shall submit a summary of each state-level consultation no later than 30 days after the completion of the consultation.

Local level consultations

●	The Contractor shall provide consultation, planning, technical assistance, and/or presentation to Local Epidemiological Outcomes Workgroups (LEOW’s), members of the DMHA Regional System for the Prevention of Substance Misuse, and/or other prevention providers at the county or regional level as requested by DMHA. It is expected that the Contractor will provide at least two, but no more than four, local level consultations annually as designated by the Division of Mental Health and Addiction.

●	The Contractor shall submit a summary of local level consultations by June 30 of each

●	state fiscal year.

Prevention priorities

●	The Contractor shall provide guidance to DMHA on the identification of priority areas to be included in the Prevention Strategic Plan. The Contractor shall review progress on prevention priorities and findings will be reported in a brief annually.

●	The Contractor shall submit the brief no later than June 30 of each fiscal year.

Annual epidemiological report draft

●	The Contractor shall produce drafts of each chapter of the annual epidemiological report and share with the SEOW members for review and feedback.

●	The Contractor shall submit drafts by May 1 of each fiscal year.

Annual epidemiological report

●	The Contractor shall produce the final version of the annual epidemiological report for publication and dissemination, including requested hard and electronic versions for dissemination by DMHA and other SEOW agencies (approximately 50 hard/paper copies shall be provided).

●	The Contractor shall submit the final report by June 30 of each fiscal year.

Dissemination list for annual epidemiological report

●	The Contractor shall provide a list of dissemination methods and recipient agencies for the final annual epidemiological report.

●	The Contractor shall submit the dissemination list by June 30 of each fiscal year.

Drug fact sheets

●	The Contractor shall produce a summary brief of the annual epidemiological report, including requested hard and electronic versions for dissemination by DMHA and other SEOW agencies (approximately 50 hard/paper copies shall be provided).

●	The Contractor shall produce the summary brief by June 30 of each state fiscal year.

Special topics briefs

●	The Contractor shall produce four (4) briefs on special topics that target specific subject matters, populations, or geographic areas within Indiana. Topics will be selected in consultation with other SEOW members.

●	The Contractor shall produce the briefs, including requested hard and electronic versions

●	for dissemination by DMHA and other SEOW agencies (approximately 50 hard/paper copies shall be provided), by June 30 of each state fiscal year.

Presentation to Mental Health and Addiction Policy Advisory Council

●	The Contractor shall provide a presentation of the SEOW findings and facilitate discussion around their use to the Mental Health and Addiction Policy Advisory Council (MHAPAC) annually.

●	The Contractor shall submit any presentation materials (i.e., slide deck, handouts) no

●	later than 30 days after the presentation.

SEOW symposium

●	The Contractor shall convene an annual symposium for members of the SEOW, MHAPAC, and the public that will share data, discuss its applications, and highlight the work of the SEOW.

●	The symposium will be hosted by DMHA at the Government Center Conference Center

●	or other facility. Meals will not be provided to participants by DMHA or the Contractor; the symposium agenda will allow a lunch break for participants.

●	The Contractor will be responsible for logistical considerations of the symposium, including, but not limited to, agenda, content, speakers, registration, and surveys.

●	The Contractor shall submit a summary of the symposium, including the agenda, number of attendees, and results of any surveys or recommendations. This shall be submitted no later than 45 days after the symposium.

Regional Prevention System Evaluation Plan

●	The contractor shall work with a sub-contractor to evaluate the DMHA Regional System for the Prevention of Substance Misuse. The contractor and sub-contractor shall consult with DMHA and the regional prevention system management vendor to identify key outcomes and evaluation measures and develop an evaluation plan. The contractor shall submit the draft of the plan to DMHA for review prior to finalization.

●	The Contractor shall review and revise the evaluation plan as needed and in consultation with DMHA.

●	The contractor shall submit the evaluation plan no later than November 30, 2021.

Regional Prevention System Evaluation Progress Summary

●	The contractor shall submit quarterly progress summaries, detailing the evaluation efforts and activities for that period.

●	The contractor shall submit the quarterly progress summaries no later than 15 days following the last day of each quarter.

Regional Prevention System Evaluation Report

●	The contractor shall prepare a final evaluation report summarizing the evaluation process, findings, and recommendations. The contractor shall review the evaluation report with DMHA.

●	contractor shall submit the evaluation report during SFY23, no later than June 30, 2023.

Other requirements

●	The Contractor shall assure that the SEOW maintains a surveillance program consistent with the federal guidelines regarding the National Outcome Measures (NOMs) initiative. Substance abuse and mental health NOMs are drawn from many types of data: substance use and mental illness incidence and prevalence, related consequence data, and program process and output data.

●	The Contractor shall employ professional staff with statistical and epidemiological expertise

●	and develop a comprehensive and systematic strategy for monitoring substance use and abuse across the state.

●	The Contractor shall assure that all data is stored on secure computers and servers in accordance with HIPAA and other state and federal regulations governing the protection of human subjects in research.

Deliverables and Payments Table

Deliverables (See Deliverable Description above)	Documentation	SFY22 Payment	SFY23 Payment
SEOW Monthly Progress Report	Submit a monthly progress report detailing the work and activities completed on behalf of the SEOW no later than 15 days following the last day of the month. Monthly Payment: $21,000 Total payment per SFY: $252,000	Monthly: $21,000.00 Total: $252,000.00	Monthly: $21,000.00 Total: $252,000.00
SEOW meetings	Submit meeting agenda, attendance roster, summary of meeting notes and recommendations no later than 30 days after the meeting.	Per meeting: $1,000.00 Total: $5,000.00	Per meeting: $1,000.00 Total: $5,000.00
Data portal/tableau support	Submit updated data by June 30 of each fiscal year.	$5,000.00	$5,000.00
State level consultations	Submit a summary of each state level consultation no later than 30 days after the completion of the consultation. (2 payments per year)	Per payment: $2,000.00 Total: $4,000	Per payment: $2,000.00 Total: $4,000.00
Local level consultations	Submit a summary of local level consultations by June 30 of each state fiscal year.	$4,000.00	$4,000.00
Prevention Priorities	Submit the brief no later than June 30 of each fiscal year.	$6,000.00	$6,000.00
Annual epidemiological report draft	Submit draft by May 1 of each fiscal year.	$5,000.00	$5,000.00
Annual epidemiological report	Submit the final report by June 30 of each fiscal year.	$5,000.00	$5,000.00
Dissemination list for annual epidemiological report	Submit the dissemination list by June 30 of each fiscal year.	$1,000.00	$1,000.00
Drug fact sheets	Submit the summary brief by June 30 of each state fiscal year.	$1,000.00	$1,000.00
Special topics briefs	Submit four (4) briefs by June 30 of each state fiscal year. (4 payments per fiscal year)	Per brief: $2,000.00 Total: $8,000.00	Per brief: $2,000.00 Total: $8,000.00
Presentation to Mental Health and Addiction Policy Advisory Council	Submit presentation materials (i.e., slide deck, handouts) no later than 30 days after the presentation.	$1,000.00	$1,000.00
SEOW Symposium	Submit a summary of the symposium (agenda, number of attendees, results of any surveys or recommendations) no later than 45 days after the symposium	$2,000.00	$2,000.00
Regional Prevention System Evaluation Plan	SFY22: Submit the evaluation plan no later than November 30, 2021.	$2,000.00	$0.00
Regional Prevention System Evaluation Progress Report	Submit the progress summary no later than 15 days following the last day of each quarter.	Quarterly: $1,000.00 Total: $4,000.00	Quarterly: $1,000.00 Total: $4,000.00
Regional Prevention System Evaluation Report	Submit the evaluation report no later than June 30, 2023 (Payment in SFY23 only)	$0.00	$2,000.00

Total SFY22: $305,000.00
Total SFY23: $305,000.00
Total Amount: $610,000.00

Federal Funding Source:
Amount: $610,000.00
Grant Name: Block Grants for Substance Abuse Prevention and Treatment CFDA Number: 93.959

Exhibit 2
State of Indiana Additional Terms and Conditions
Software as a Service Engagements

Exhibit 2 to the Contract between the State acting through Family and Social Services Administration and Syra Health Corp Inc.

DEFINITIONS

Data means all information, whether in oral, written, or electronic form, created by or in any way originating with the State.

Data Breach means any actual or reasonably suspected unauthorized access to or acquisition of Encrypted Data.

Encrypted Data means Data that is required to be encrypted under the contract and Statement of Work.

Indiana Office of Technology means the agency established by Ind. Code § 4-13.1-2-1.

Information Security Framework means the State of Indiana’s written policy and standards document governing matters affecting security and available at https://www.in.gov/iot/security/information-security-framework2/.

Security Incident means any actual or reasonably suspected unauthorized access to the Contractor’s system, regardless of whether Contractor is aware of a Data Breach. A Security Incident may or may not become a Data Breach.

Service(s) means that which is provided to the State by Contractor pursuant to this contract and the Contractors obligations under the contract.

Service Level Agreement means a written agreement between both the State and the Contractor that is subject to the terms and conditions of this contract. Service Level Agreements should include: (1) the technical service level performance promises (i.e. metrics for performance and intervals for measure); (2) description of service quality; (3) identification of roles and responsibilities; (4) remedies, such as credits; and (5) an explanation of how remedies or credits are calculated and issued.

Statement of Work means the written agreement between both the State and Contractor attached to and incorporated into this contract.

TERMS

1.Data Ownership: The State owns all rights, title, and interest in the Data. The Contractor shall not access State user accounts or Data, except: (1) in the normal course of data center operations; (2) in response to Service or technical issues; (3) as required by the express terms of this contract, applicable Statement of Work, or applicable Service Level Agreement; or (4) at the State’s written request.

Contractor shall not collect, access, or use Data except as strictly necessary to provide Service to the State. No information regarding State’s use of the Service may be disclosed, provided, rented, or sold to any third party for any reason unless required by law or regulation or by an order of a court of competent jurisdiction. This obligation shall survive and extend beyond the term of this contract.

2. Data Protection: Protection of personal privacy and Data shall be an integral part of the business activities of the Contractor to ensure there is no inappropriate or unauthorized use of Data at any time. To this end, the Contractor shall safeguard the confidentiality, integrity, and availability of Data and shall comply with the following conditions:

a.The Contractor shall implement and maintain appropriate administrative, technical, and organizational security measures to safeguard against unauthorized access, disclosure, or theft of Data. Contractor shall implement and maintain heightened security measures with respect to Encrypted Data. Such security measures shall be in accordance with Indiana Office of Technology practice and recognized industry practice, including but not limited to the following:

1.	Information Security Framework; and

2.	Indiana Office of Technology Cloud Product and Service Agreements, Standard ID: IOT-CS-SEC-010.

b. All Encrypted Data shall be subject to controlled access. Any stipulation of responsibilities shall be included in the Statement of Work and will identify specific roles and responsibilities.

c. The Contractor shall encrypt all Data at rest and in transit. The State may, in the Statement of Work, identify Data it deems as that which may be publicly disclosed that is not subject to encryption. Data so designated may be maintained without encryption at rest and in transit. The level of protection and encryption for all Encrypted Data shall meet or exceed that required in the Information Security Framework.

d. At no time shall any Data or processes — that either belong to or are intended for the use of State — be copied, disclosed, or retained by the Contractor or any party related to the Contractor for subsequent use in any transaction that does not include the State.

e. The Contractor shall not use any information collected in connection with the Services for any purpose other than fulfilling its obligations under the contract.

3. Data Location: Storage of Data at rest shall be located solely in data centers in the United States and the Contractor shall provide its Services to the State and its end users solely from locations in the United States. The Contractor shall not store Data on portable devices, including personal laptop and desktop computers. The Contractor shall access Data remotely only as required to provide technical support. The Contractor shall provide technical user support on a 24/7 basis unless specified otherwise in the Service Level Agreement.

4. Notice Regarding Security Incident or Data Breach:

a. Incident Response: Contractor may need to communicate with outside parties regarding a Security Incident, which may include contacting law enforcement, fielding media inquiries, and seeking external expertise as mutually agreed upon, defined by law, or contained in the contract. Discussing Security Incidents and Data Breaches with the State must be handled on an urgent basis, as part of contractor’s communication and mitigation processes as mutually agreed upon in the Service Level Agreement, contained in the contract, and in accordance with IC 4-1-11 and IC 24-4.9 as they may apply.

b. Security Incident Reporting Requirements: The Contractor shall report a Security Incident to the State-identified contact(s) as soon as possible by telephone and email, but in no case later than two (2) business days after the Security Incident occurs. Notice requirements may be clarified in the Service Level Agreement and shall be construed in accordance with IC 4-1- 11 and IC 24-4.9 as they may apply.

c. Data Breach Reporting Requirements: If a Data Breach occurs, the Contractor shall do the following in accordance with IC 4-1-11 and IC 24-4.9 as they may apply: (1) as soon as reasonably possible notify the State-identified contact(s) by telephone and email, but in no case later than two (2) business days after the Data Breach occurs unless a shorter notice period is required by applicable law; and (2) take commercially-reasonable measures to address the Data Breach in a timely manner. Notice requirements may be clarified in the Service Level Agreement. If the Data involved in the Data Breach involves protected health information, personally identifying information, social security numbers, or otherwise confidential information, other sections of this contract may apply. The requirements discussed in those sections must be met in addition to the requirements of this section.

5. Responsibilities Regarding Data Breach: This section applies when a Data Breach occurs with respect to Encrypted Data within the possession or control of the Contractor.

a. The Contractor shall: (1) cooperate with the State as reasonably requested by the State to investigate and resolve the Data Breach; (2) promptly implement necessary remedial measures, if necessary; and (3) document and provide to the State responsive actions taken related to the Data Breach, including any post-incident review of events and actions taken to make changes in business practices in providing the Services, if necessary.

b. Unless stipulated otherwise in the Statement of Work, if a Data Breach is a result of the Contractor’s breach of its contractual obligation to encrypt Data or otherwise prevent its release as reasonably determined by the State, the Contractor shall bear the costs associated with: (1) the investigation and resolution of the Data Breach; (2) notifications to individuals, regulators, or others required by federal and/or state law, or as otherwise agreed to in the Statement of Work; (3) a credit monitoring service required by federal and/or state law, or as otherwise agreed to in the Statement of Work; (4) a website or a toll-free number and call center for affected individuals required by federal and/or state law — all of which shall not amount to less than the average per-record per-person cost calculated for data breaches in the United States (in, for example, the most recent Cost of Data Breach Study: Global Analysis published by the Ponemon Institute at the time of the Data Breach); and (5) complete all corrective actions as reasonably determined by Contractor based on root cause and on advice received from the Indiana Office of Technology. If the Data involved in the Data Breach involves protected health information, personally identifying information, social security numbers, or otherwise confidential information, other sections of this contract may apply. The requirements discussed in those sections must be met in addition to the requirements of this section.

6. Notification of Legal Requests: If the Contractor is requested or required by deposition or written questions, interrogatories, requests for production of documents, subpoena, investigative demand or similar process to disclose any Data, the Contractor will provide prompt written notice to the State and will cooperate with the State’s efforts to seek an appropriate protective order or other reasonable assurance that such Data will be accorded confidential treatment that the State may deem necessary.

7. Termination and Suspension of Service:

a. In the event of a termination of the contract, the Contractor shall implement an orderly return of Data in a mutually agreeable and readable format. The Contractor shall provide to the State any information that may be required to determine relationships between data rows or columns. It shall do so at a time agreed to by the parties or shall allow the State to extract its Data. Upon confirmation from the State, the Contractor shall securely dispose of the Data.

b. During any period of Service suspension, the Contractor shall not take any action that results in the erasure of Data or otherwise dispose of any of the Data.

c. In the event of termination of any Services or contract in its entirety, the Contractor shall not take any action that results in the erasure of Data until such time as the State provides notice to Contractor of confirmation of successful transmission of all Data to the State or to the State’s chosen vendor.

During this period, the Contractor shall make reasonable efforts to facilitate the successful transmission of Data. The Contractor shall be reimbursed for all phase-out costs (i.e., costs incurred within the agreed period after contract expiration or termination that result from the transfer of Data or other information to the State). A reimbursement rate shall be agreed upon by the parties during contract negotiation and shall be memorialized in the Statement of Work. After such period, the Contractor shall have no obligation to maintain or provide any Data and shall thereafter, unless legally prohibited, delete all Data in its systems or otherwise in its possession or under its control. The State shall be entitled to any post-termination assistance generally made available with respect to the Services, unless a unique data retrieval arrangement has been established as part of a Service Level Agreement.

d. Upon termination of the Services or the contract in its entirety, Contractor shall, within 30 days of receipt of the State’s notice given in 7(c) above, securely dispose of all Data in all of its forms, including but not limited to, CD/DVD, backup tape, and paper. Data shall be permanently deleted and shall not be recoverable, according to National Institute of Standards and Technology (NIST)-approved methods. Certificates of destruction shall be provided to the State upon completion.

8. Background Checks: The Contractor shall conduct a Federal Bureau of Investigation Identity History Summary Check for each employee involved in provision of Services: (1) upon commencement of the contract; (2) prior to hiring a new employee; and (3) for any employee upon the request of the State. The Contractor shall not utilize any staff, including subcontractors, to fulfill the obligations of the contract who have been convicted of any crime of dishonesty, including but not limited to criminal fraud, or otherwise convicted of any felony or misdemeanor offense for which incarceration for up to one (1) year is an authorized penalty. The Contractor shall promote and maintain an awareness of the importance of securing the State’s information among the Contractor’s employees, subcontractors, and agents. If any individual providing Services under the contract is not acceptable to the State, in its sole opinion, as a result of the background or criminal history investigation, the State, in its sole option shall have the right to either: (1) request immediate replacement of the individual; or (2) immediately terminate the contract, related Statement of Work, and related Service Level Agreement.

9. Access to Security Logs and Reports: The Contractor shall provide to the State reports on a schedule and in a format specified in the Service Level Agreement as agreed to by both the Contractor and the State. Reports shall include latency statistics, user access, user access IP address, user access history, and security logs for all Data. The State’s audit requirements shall, if applicable, be defined in the Statement of Work.

10. Contract Audit: The Contractor shall allow the State to audit conformance to the contract terms. The State may perform this audit or contract with a third party at its discretion and at the State’s expense.

11. Data Center Audit: The Contractor shall perform an annual independent audit of its data center(s) where Data, State applications, or other State information is maintained. The Contractor shall perform this independent audit at its expense and shall, upon completion, provide an unredacted version of the complete audit report to the State. (The Contractor may redact its proprietary information from the unredacted version, however.) A Service Organization Control (SOC) 2 audit report or equivalent approved by the Indiana Office of Technology sets the minimum level of a third-party audit.

The parties agree that any documents provided to the State under this paragraph shall be deemed a trade secret of contractor and is deemed administrative or technical information that would jeopardize a record keeping or security system, and shall be exempt from disclosure under the Indiana Access to Public Records Act, IC 5-14-3.

12. Change Control and Advance Notice: The Contractor shall give notice to the State for change management requests. Contractor shall provide notice to the State regarding change management requests that do not constitute an emergency change management request at least two (2) weeks in advance of implementation. Contractor shall provide notice to the State regarding emergency change management requests no more than twenty-four (24) hours after implementation.

Contractor shall make updates and upgrades available to the State at no additional cost when contractor makes such updates and upgrades generally available to its users. No update, upgrade, or other change to the Service may decrease the Service’s functionality, adversely affect State’s use of or access to the Service, or increase the cost of the Service to the State.

13. Security: Upon request, the Contractor shall, on an annual basis, disclose its non- proprietary system security plans or security processes and technical limitations to the State such that adequate protection and flexibility can be attained between the State and the Contractor. For example: virus checking and port sniffing. The State and the Contractor shall share information sufficient to understand each other’s roles and responsibilities. The Contractor shall take into consideration feedback from the Indiana Office of Technology with respect to the Contractor’s system security plans.

The parties agree that any documents provided to the State under this paragraph shall be deemed a trade secret of Contractor and is deemed administrative or technical information that would jeopardize a record keeping or security system, and shall be exempt from disclosure under the Indiana Access to Public Records Act, IC 5-14-3.

14. Non-disclosure and Separation of Duties: The Contractor shall enforce role-based access control, separation of job duties, require commercially-reasonable nondisclosure agreements, and limit staff knowledge of Data to that which is absolutely necessary to perform job duties. Upon request, the Contractor shall annually provide to the State a list of individuals that have access to the Data and/or the ability to service the systems that maintain the Data.

15. Import and Export of Data: The State shall have the ability to import or export Data in piecemeal or in entirety at its discretion, with reasonable assistance provided by the Contractor, at any time during the term of contract. This includes the ability for the State to import or export Data to/from other parties at the State’s sole discretion. Contractor shall specify in the Statement of Work if the State is required to provide its’ own tools for this purpose, including the optional purchase of contractor’s tools if Contractor’s applications are not able to provide this functionality directly.

16. Responsibilities and Uptime Guarantee: The Contractor shall be responsible for the acquisition and operation of all hardware, software, and network support related to the Services being provided. The technical and professional activities required for establishing, managing, and maintaining the environments are the responsibilities of the contractor. Subject to the Service Level Agreement, the Services shall be available to the State at all times. The Contractor shall allow the State to access and use the Service to perform synthetic transaction performance testing.

The contractor shall investigate and provide to the State a detailed incident report regarding any unplanned Service interruptions or outages. The State may terminate the contract for cause if it reasonably determines that the frequency of Contractor-preventable outages is sufficient to warrant termination.

17. Subcontractor Disclosure: Contractor shall identify all of its strategic business partners related to Services, including but not limited to all subcontractors or other entities or individuals who may be a party to a joint venture or similar agreement with the Contractor, and who may be involved in any application development and/or operations.

The Contractor shall be responsible for the acts and omissions of its subcontractors, strategic business partners, or other entities or individuals who provide or are involved in the provision of Services.

18. Business Continuity and Disaster Recovery: The State’s recovery time objective shall be defined in the Service Level Agreement. The Contractor shall ensure that the State’s recovery time objective has been met and tested as detailed in the Service Level Agreement. The Contractor shall annually provide to the State an attestation that the business continuity and disaster recovery plan which details how the State’s recovery time objective has been met and tested. The parties agree that any documents provided to the State under this paragraph shall be deemed administrative or technical information that would jeopardize a record keeping or security system, and shall be exempt from disclosure under the Indiana Access to Public Records Act, IC 5-14-3. The contractor shall work with the State to perform an annual disaster recovery test and take action to correct any issues detected during the test in a time frame mutually agreed upon between the Contractor and the State in the Service Level Agreement.

The State’s Data shall be maintained in accordance with the applicable State records retention requirement, as determined by the State. The Contractor shall annually provide to the State a resource utilization assessment detailing the Data maintained by the contractor. This report shall include the volume of Data, the file formats, and other content classifications as determined by the State.

19. Compliance with Accessibility Standards: The Contractor shall comply with and adhere to Accessibility Standards of Section 508 Amendment to the Rehabilitation Act of 1973, or any other state laws or administrative regulations identified by the State.

20. State Additional Terms and Conditions Revision Declaration: The clauses in this Exhibit have not been altered, modified, changed, or deleted in any way except for the following clauses which are named below:

4. Notice Regarding Security Incident or Data Breach. Modified.

6. Notification of Legal Request. Modified.

11. Data Center Audit. Modified.

13. Security. Modified.

14. Non-disclosure and Separation of Duties. Modified.

16. Responsibilities and Uptime Guarantee. Modified.

18. Business Continuity and Disaster Recovery. Modified.

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